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                                                                     EXHIBIT 7.1

                        [MILES & STOCKBRIDGE LETTERHEAD]


                                                                February 9, 1995


Lockheed Martin Corporation
6801 Rockledge Drive
Bethesda, Maryland 20817

Re:  Lockheed Martin Corporation
     Registration Statement on Form S-4

Ladies and Gentlemen:

     We have acted as counsel to Lockheed Martin Corporation, a Maryland corporation (the "Corporation"), in connection with the filing of the above-referenced Registration Statement on Form S-4 (as amended, the "Registration Statement") for the registration of 208,552,547 shares of Common Stock, par value $1.00 per share (the "Common Shares"), of the Corporation under the Securities Act of 1933, as amended (the "Act"). In this capacity, we have reviewed the Charter of the Corporation as certified by the State Department of Assessments and Taxation of the State of Maryland and all amendments or proposed amendments thereto as filed as an exhibit to the Registration Statement, the Bylaws of the Corporation and all amendments or proposed amendments thereto as filed as an exhibit to the Registration Statement, the Registration Statement including the exhibits thereto, the corporate proceedings of the Corporation relating to the authorization of the issuance of the Common Shares, and such certificates and other documents as we deemed necessary or advisable for the purpose of expressing the opinions contained herein.

     Upon closing of the transactions described in the Registration Statement (the "Closing"), the Charter of the Corporation will provide that the authorized capital of the Corporation includes 20,000,000 shares of Series A Preferred Stock, par value $1.00 per share (the "Preferred Stock"), with a preference on liquidation, whether voluntary or involuntary, of $50 per share before any distribution or payment is made to holders of Common Shares or shares of any other class of stock of the Corporation ranking junior, as to dividends or assets distributable on liquidation, to shares of the Preferred Stock.
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Lockheed Martin Corporation
February 9, 1995
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     You have requested our opinions with respect to whether at or after the
Closing, there will be any restrictions on surplus of the Corporation by reason of the excess of the amount of the involuntary liquidation preference of the Preferred Stock over the par value of the Preferred Stock, and also as to any remedies that will be available to securities holders before or after payment of any dividend that would reduce surplus to an amount less than the amount of such excess. In rendering the opinions expressed in this letter we note that there are no controlling published decisions of an appellate court of the State of Maryland.

     The only express restriction upon the use of surplus of a Maryland general business corporation contained in the Constitution or statutes of the State of Maryland is that contained in Section 2-311(a) of the Maryland General Corporation Law. That section provides that a Maryland general business corporation may not make a distribution if, after giving effect to that distribution, (i) the corporation would not be able to pay indebtedness as it becomes due in the usual course of business or (ii) the corporation's total assets would be less than the sum of its total liabilities plus, unless the charter of the corporation permits otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders, such as holders of shares of the Preferred Stock, whose preferential rights on dissolution are superior to those stockholders who otherwise would receive the distribution.

     The Charter of the Corporation will specifically provide at Closing that "[i]n determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares or otherwise, is permitted under the Maryland General Corporation Law, no effect shall be given to amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights upon dissolution are superior to those receiving the distribution." Accordingly, it is our opinion that the excess of the liquidation preference of the Preferred Stock over its par value will not constitute a restriction upon the surplus of the Corporation. In view of the foregoing, it is also our opinion that there are no remedies available to any security holder of the Corporation before or after payment of any dividend that would reduce surplus to an amount less than the excess of the liquidation preference of the Preferred Stock over its par value unless the Corporation is at that time in liquidation.
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Lockheed Martin Corporation
February 9, 1995
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     Members of our firm are admitted to the Bar in the State of Maryland.  We express no opinions as to the laws of any state or jurisdiction other than, and our opinions expressed herein are limited to, the laws of the State of Maryland and the federal laws of general applicability in the United States of America.

     The opinions expressed in this letter are limited to the matters set forth herein, and no other opinions should be inferred beyond the matters expressly stated. This letter and the opinions expressed herein are being furnished to you solely for your benefit and may not be relied upon, used, circulated, quoted from or otherwise referred to by any other person or for any other purpose without our prior written consent.

     We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to us under the heading "Experts" in the Joint Proxy Statement/Prospectus contained therein. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                  Very truly yours,

                                                  Miles & Stockbridge,
                                                    a Professional Corporation


                                                  By: /s/ GLENN C. CAMPBELL
                                                     ---------------------------
                                                     Principal